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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  June 30, 1997

                         JONES MEDICAL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                        0-15098                         43-1229854
(State or other                 (Commission                 (IRS Employer
jurisdiction of                 File Number)                Identification No.)
incorporation)

        1945 Craig Road, St. Louis, MO                        63146
        (Address of principal executive offices)              (Zip Code)

      Registrant's telephone number, including area code:  (314) 576-6100


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         (Former name or former address, if changed since last report)

                         ITEM 2. ACQUISITION OF ASSETS
                         -----------------------------


          Effective June 27, 1997, Jones Medical Industries, Inc. (the "Company") acquired Cytomel(R) (liothyronine sodium tablets) and Triostat(R) (liothyronine sodium injection), two pharmaceutical products used to treat thyroid disorders, from SmithKline Beecham Corporation ("SKB"). Cytomel(R) and Triostat are synthetic hormone drugs containing triiodothyronine ("T3"). Natural T3 is produced in the thyroid gland by the iodination and coupling of the amino acid tryosine. Cytomel(R) is T3 replacement hormone used to treat various chronic thyroid disorders. Triostat(R) is an injectable form of T3 used to treat more acute hypothyroid disorders. Both Cytomel(R) and Triostat(R) are marketed under approved New Drug Applications ("NDA's") from the Food and Drug Administration ("FDA").

          The Company acquired the rights to Cytomel(R) and Triostat(R) from SKB for a cash purchase price of $22.8 million. Although the Company is not obligated to pay SKB royalties on future sales of Cytomel(R) and Triostat(R)
for the treatment of thyroid disorders, the agreement does provide that in the event that Triostat is approved by the FDA for any additional indications, the Company will pay additional consideration to SKB equal to ten percent (10%) of the net incremental sales of Triostat resulting form such additional indications over a period of ten (10) years following such FDA approval. The contingent purchase price associated with FDA approval of additional indications for Triostat(R) would be payable by the Company on a quarterly basis.
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        The Company also entered into a two (2) year supply agreement ("Supply
Agreement") with SB Pharmco Puerto Rico, Inc., an affiliate of SKB ("SB Puerto Rico"), pursuant to which SB Puerto Rico will continue to manufacture Triostat(R) for the Company. The Company has agreed to use its best efforts to transfer manufacturing of Triostat(R) to its own facility or to that of a third party within the two (2) year period of the Supply Agreement ("Term"); however, if approval to transfer said manufacturing is not received from the FDA within the Term, the Company may extend the Term for one (1) additional year. Any interruption in the supply of Triostat(R) from SB Puerto Rico due to regulatory or other causes, or the failure of the Company to obtain FDA approval to transfer manufacturing of Triostat(R) to another facility, could result in the inability of the Company to meet demand for Triostat(R) and could materially and adversely impact the Company's sales of Triostat(R).

        The Company is not aware of any generic forms or Cytomel(R) and Triostat(R) in the market place. However, other pharmaceutical companies may choose to market and sell generic forms of liothyronine sodium which could lead to a decrease in the price that customers may be willing to pay for Cytomel(R) and Triostat(R), or which could reduce the market for these products. There can be no assurances that the Company will be able to compete effectively, that additional competitors will not enter the market or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

        Cytomel(R) has not been actively promoted by SKB in over fifteen (15) years and Triostat(R) is a relatively new drug, having received its NDA in 1991. While the Company plans to market Cytomel(R) and Triostat(R) through its hospital-based sales and marketing staff, there can be no assurance that the Company will be successful in its marketing and sales efforts, and failure to successfully market and sell Cytomel(R) and Triostat(R) could have a material adverse effect on the Company's business, financial condition and results of operations.

        There are no material relationships between the Company and SKB or any of the Company's or SKB's affiliates, directors, officers or any associates of any such directors or officers.

                             ITEM 5. OTHER EVENTS

        On July 3, 1997, the Company announced that second quarter sales are below analysts' expectations which the Company believes is attributable to aggressive wholesale buying during March in anticipation of price increases implemented by the Company on April 1, 1997. The Company believes that such lower sales will result in earnings per share of approximately $.20 for the fiscal second quarter of 1997.

        Sales and earnings figures for the fiscal second quarter of 1997 will be announced by the Company during the week of July 28, 1997.




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                   ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibits No.                   Exhibit

      2.1 Asset Purchase Agreement dated June 27, 1997 between Jones Medical Industries Inc. and SmithKline Beecham Corporation.

      2.2 Supply Agreement dated June 27, 1997 between Jones Medical Industries, Inc. and SB Pharmco Puerto Rico Inc.

     99.1 Company Press Release announcing the acquisition of Cytomel(R) and Triostat(R).

     99.2 Company Press Release announcing that second quarter sales are below analysts' expectations.


The Registrant agrees to furnish supplementally a copy of any schedules or other attachments to the above exhibits to the Commission upon request.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            JONES MEDICAL INDUSTRIES, INC.

                                            By: /s/ Michael T. Bramblett
                                                -----------------------------
                                            Name:  Michael T. Bramblett
                                            Title: Executive Vice President
Date: July 8, 1997